                                                                    EXHIBIT 99.1


                                                                JIM SMITH
                                                              (713) 881-3662
                                                           FOR IMMEDIATE RELEASE

                ADAMS RESOURCES ANNOUNCES FOURTH QUARTER EARNINGS

         Houston (March 18, 2004) -- Adams Resources & Energy, Inc., (AMEX-AE), announced fourth quarter 2003 unaudited net earnings of $651,000 or $.16 per common share on revenues of $422,429,000. This compares to a fourth quarter 2002 net earnings of $113,000 or $.02 per common share. Net earnings for 2003 totaled $3,102,000 or $.74 per common share on revenues of $1,721,929,000. Net cash flow generated from operating activities totaled $9,093,000 during 2003.

         Chairman and President, K. S. "Bud" Adams, Jr. attributed the comparative fourth quarter earnings increase to two primary factors. First, there were reduced losses within the Company's discontinued New England natural gas business as that operation winds down. Second, there was additional available statutory percentage depletion for 2003, which served to reduce the Company's overall effective tax rate. During 2003, revenues from oil and gas production increased by 77 percent to $8,395,000, thus qualifying the Company for the additional tax deductions. Mr. Adams added that results of oil and gas exploration efforts in 2003 yielded twenty-four productive wells out of thirty-six wells drilled during the year. Because of the favorable drilling results, oil and gas reserve additions replaced 2003 production by 221 percent on an equivalent barrel basis.

         Adams Resources & Energy, Inc. is in the business of crude oil, natural gas, and petroleum products marketing, as well as tank truck transportation of liquid chemicals, and oil and gas exploration and production. See website at adamsresources.com.

                        ................................


         The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others,
(a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, among others (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows,
(n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities and (p) commodity price volatility. These and other risks are described in the Company's reports that are on file with the Securities and Exchange Commission.
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                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)

                                                          Year Ended                 Three Months Ended
                                                          December 31,                  December 31,
                                                   --------------------------    --------------------------
                                                       2003           2002           2003           2002
                                                   -----------    -----------    -----------    -----------
Revenues .......................................   $ 1,721,929    $ 1,767,350    $   422,429    $   393,006

Costs, expenses and other ......................    (1,712,447)    (1,762,230)      (421,604)      (392,268)
Income tax provision ...........................        (3,056)        (1,751)           196           (135)
                                                   -----------    -----------    -----------    -----------
Earnings from continuing operations ............         6,426          3,369          1,021            603
Income (loss) for discontinued operation,
    net of tax .................................        (3,232)        (1,917)          (370)          (490)
Cumulative effect of accounting change,
    net of tax .................................           (92)            --             --             --
                                                   -----------    -----------    -----------    -----------

Net earnings ...................................   $     3,102    $     1,452    $       651    $       113
                                                   ===========    ===========    ===========    ===========

Earnings (loss) per share
    From continuing operations .................   $      1.53    $       .79    $       .24    $       .14
    From discontinued operation ................          (.77)          (.45)          (.08)          (.12)
    Cumulative effect of accounting change .....                         (.02)            --             --
                                                   -----------    -----------    -----------    -----------
    Basic and diluted net earnings per
        common share ...........................   $       .74    $       .34    $       .16            .02
                                                   ===========    ===========    ===========    ===========

Dividends per common share .....................   $       .23    $       .13    $       .23    $       .13
                                                   ===========    ===========    ===========    ===========




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                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                       December 31,        December 31,
                                                          2003                 2002
                                                       ------------        ------------
ASSETS
  Cash ...........................................      $ 28,342             $ 27,262
  Other current assets ...........................       157,309              152,138
                                                        --------             --------
       Total current assets ......................       185,651              179,400

  Net property & equipment .......................        24,407               22,304
  Other assets ...................................           203                  416
                                                        --------             --------
                                                        $210,261             $202,120
                                                        ========             ========
LIABILITIES AND EQUITY
  Total current liabilities ......................      $152,665             $148,084
  Long-term debt .................................        11,475               11,475
  Deferred taxes and other .......................         3,889                2,461
  Shareholders' equity ...........................        42,232               40,100
                                                        --------             --------
                                                        $210,261             $202,120
                                                        ========             ========